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                                                                     EXHIBIT 2.1

                     AGREEMENT OF PURCHASE AND SALE OF STOCK

         THIS AGREEMENT OF PURCHASE AND SALE OF STOCK (this "Agreement"), dated as of July 18, 2003, is entered into between JMAR Technologies, Inc., a Delaware corporation ("Seller"), JMAR Precision Systems, Inc., a California corporation ("JPSI") and Chandu Vanjani ("Vanjani") and Veena Kaul ("Kaul") (Vanjani and Kaul are referred to herein collectively as the "Buyers").

                              W I T N E S S E T H:

         WHEREAS, Buyers desire to purchase and acquire from Seller, and Seller desires to sell, transfer and assign to Buyers, for the purchase price and upon the terms and subject to the conditions hereinafter set forth, all of the shares of capital stock of JPSI and, in connection therewith assume certain specified liabilities;

         NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and undertakings hereinafter set forth in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF STOCK;
                       CONSIDERATION AND TERMS OF PAYMENT

         1.1 SALE OF JPSI STOCK. The parties understand and acknowledge that in a sale of stock, as opposed to a sale of assets, JPSI retains all of its assets and liabilities, except to the extent that the parties specifically agree herein to exclude certain assets or liabilities from the acquisition. Seller hereby sells and delivers to Buyers, and Buyers hereby purchase and acquire from Seller, all right, title and interest of Seller in, to and under all of the issued and outstanding shares of capital stock of JPSI (the "JPSI Stock"). At the Closing (as defined in Section 4.1 below), Seller will transfer and deliver all of the JPSI Stock to Buyers free and clear of all liabilities, obligations, security interests, liens, charges, encumbrances and claims. Seller will transfer sixty percent (60%) of the JPSI Stock to Vanjani and forty percent (40%) of the JPSI Stock to Kaul.

         1.2 CONSIDERATION. In consideration of the sale and delivery of all of the JPSI Stock to Buyers, at the Closing, Buyers will pay or cause to be paid to Seller the following (with Vanjani paying 60% of the consideration and Kaul paying 40% of the consideration):

         a). Cash in the amount of $250,000 (less the $50,000 deposit previously delivered to Seller), by certified or cashier's check or by wire transfer of available funds; and

         b). Secured Promissory Notes in favor of Seller in the aggregate principal amount of

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$250,000, with no accrual of interest, providing for four equal annual payments of $62,500, with the first payment due and payable on December 1, 2004 and with subsequent payments due on each of the three anniversary dates thereafter (the "Note"). Payment of the Note shall be secured by 1) the pledge by Buyers of the JPSI Stock, and 2) a Guaranty of the Note by JPSI and a Security Agreement executed by JPSI granting Seller a perfected security interest in all of the assets of JPSI. The Security Agreement shall also secure all of JPSI's obligations under this Agreement.

         1.3 GUARANTY OF LEASE OBLIGATION. On or before the Closing Date, JPSI will execute a Sublease ("Sublease") with Seller which will obligate JPSI to pay, perform and discharge all of Seller's obligations under that certain Lease Agreement dated August 14, 2002, between Seller and Northpark Industrial (the "Facility Lease"), a copy of which has previously been delivered to Buyers; provided, however, that the Sublease will provide that Seller shall make the monthly lease payments and pay the real property taxes under the Facility Lease until June 30, 2004. During the period from the Closing Date to June 30, 2004, JPSI will remain responsible for all other costs associated with the facility and the Facility Lease, including utilities, building and landscape maintenance, repairs, insurance and all other facility costs. Commencing on July 1, 2004, JPSI will be responsible for the monthly lease payments, real property taxes and all other obligations under the Facility Lease, including any costs associated with delivering the premises to the landlord on expiration of the Facility Lease. As additional purchase price consideration, effective as of the Closing Date, Buyers will execute and deliver a Guaranty guaranteeing the prompt payment when due and the prompt performance of all of JPSI's obligations under the Sublease and under this Section 1.3 (the "Buyers' Guaranty"). The Buyers' obligations hereunder shall be secured as follows:

                  a) Until confirmation is received that the Deed of Trust provided by Veena and Rajan Kaul under Section 1.3(b) below has been recorded with the County Recorder, the Buyers' total obligation under this Section 1.3 shall be secured by the grant of a perfected security interest in the securities brokerage account owned by Vanjani. The parties estimate that the total amount of rental and tax payments that JPSI and Buyers are responsible for under this Section 1.3 is approximately $270,000. After confirmation of the recording of the Deed of Trust by Veena and Rajan Kaul, Vanjani's obligation hereunder shall be reduced to sixty percent (60%) of the Buyers' total obligation under
         Section 1.3. In connection with the grant of this security interest, Vanjani, Seller and T.D. Waterhouse shall enter into a Control Agreement in form and substance acceptable to Seller. The Control Agreement will allow Vanjani to continue to make trades in the brokerage account from time to time and to make withdrawals without Seller's prior consent so long as the value of the account following any such withdrawals shall not fall below 120% of Vanjani's obligation hereunder; and

                  b) Forty percent (40%) of the Buyers' total obligation under this Section 1.3 shall be secured by a Deed of Trust, executed by Veena Kaul and Rajan Kaul in favor of Seller and recorded in the County Recorder's Office against the real property described on Schedule 1.3 hereto (the "Real Property Security"). For so long as there remains sufficient equity in the Real Property Security, Seller will agree to execute such

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         subordination agreements as may be requested by Buyers from time to time to facilitate subsequent refinancings of such real property.

         1.4 ASSUMPTION OF LIABILITIES BY SELLER. At the Closing, JMAR will assume the following JPSI liabilities by delivering an Assumption Agreement to Buyers ("Excluded Liabilities"):

         a) All amounts owing and unpaid to employees through the Closing Date, including accrued vacation, accrued wages, any outstanding severance obligations, and any and all claims by employees against JPSI, including claims for worker's compensation, disability, unemployment and other employment law claims;

         b) All sales commissions due on sales prior to the Closing (where the receivable has been assigned to Seller or has already been collected by Seller);

         c) All income, sales, use or other taxes owing by JPSI in connection with the sale of products and other activities conducted by JPSI prior to the Closing Date; and

         d) All other liabilities, obligations or commitments of JPSI as of the Closing Date, other than those liabilities and obligations set forth in
Section 1.3 above and those arising out of the contracts, warranties and open purchase orders listed on Schedule 2.7 hereto, all of which shall be retained by JPSI.

         1.5 ASSIGNMENT OF RECEIVABLES AND OTHER CASH ASSETS. Buyers acknowledge and agree that the accounts receivables, cash and deposits of JPSI as of the Closing Date are not included in the acquisition. On or before the Closing Date, JPSI shall execute and deliver an instrument assigning all of its outstanding accounts receivables, cash and deposits to Seller. Buyers and JPSI shall cooperate with Seller and shall, from time to time, execute such further documents and take such further actions as necessary to ensure that any proceeds collected from such receivables and such deposits are promptly remitted to Seller.

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF JPSI

         Seller and JPSI, jointly and severally, represent and warrant to Buyers as follows:

         2.1 ORGANIZATION; QUALIFICATION. JPSI is a corporation duly organized, validly existing and in good standing under the laws of the State of California. JPSI has full corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted where such business is now being conducted.

         2.2 CAPITALIZATION OF JPSI. The authorized capital stock of JPSI consists of 1,000,000 shares of common stock, no par value per share ("Common Stock"). A total of 100,000 shares of

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Common Stock are issued and outstanding and owned beneficially and of record by
Seller, which number constitutes all of the issued and outstanding shares of capital stock of JPSI (the "JPSI Stock"). All outstanding shares of Common Stock are validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights. Other than this Agreement, there is not outstanding any subscription, option, warrant, call, right or other agreement or commitment obligating JPSI to issue or sell any shares of the JPSI Common Stock or any shares of any other capital stock of JPSI. There are no outstanding contractual obligations of JPSI or Seller or, to the best knowledge of JPSI and the Seller, any other person or entity, to repurchase, redeem or otherwise acquire any outstanding shares of JPSI's capital stock.

         2.3 TITLE TO JPSI STOCK. Seller owns beneficially and of record all of the JPSI Stock, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options or limitations affecting its ability to transfer such shares to Buyer.

         2.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Seller and JPSI has full power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform any other obligations of such parties hereunder. The respective Boards of Directors of Seller and JPSI have taken all action required by law, their respective Articles of Incorporation and Bylaws or otherwise to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by JPSI and the Seller and constitutes the legal, valid and binding agreement and obligation of JPSI and the Seller, enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity, including principles governing the availability of equitable remedies.

         2.5 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by JPSI or the Seller nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of JPSI; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any United States or foreign governmental or regulatory authority or other third party; (iii) result in a breach of the terms of any material contract of JPSI, except for such breaches which individually or in the aggregate would not have a material adverse impact on the business, condition (financial or otherwise), assets, properties or results of operations of JPSI;
(iv) conflict with or result in a violation of any provision of any applicable statute, rule, regulation or ordinance.

         2.6 PROPERTIES AND RELATED MATTERS. To the best of JPSI's knowledge,
Schedule 2.6 hereto is a list of all inventory and furniture, fixtures and equipment included on JPSI's balance sheet as of July 18, 2003. Schedule 2.6 also reflects the accumulated depreciation of the depreciable assets listed on such schedule. Substantially all of the depreciable assets that are not yet fully depreciated are in JPSI's possession. JPSI has good and marketable title to the property listed on Schedule 2.6 hereto, in each case free and clear of all security interests, mortgages, deeds of trust, claims, liens, pledges, charges or other encumbrances or adverse claims of any nature whatsoever, except
(i) as indicated in Schedule 2.6 hereto, (ii) liens for current taxes not

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yet due and payable, and (iii) such other encumbrances and easements which do not, individually or in the aggregate, materially detract from the value or interfere with the use of the properties affected thereby, for the purposes for which they are currently used. JPSI owns no real property or any buildings or other improvements thereon. Neither Seller nor JPSI make any representations or warranties of any kind, whether express or implied (except as set forth in this Agreement), concerning the value, condition, merchantability or fitness for a particular use of JPSI's assets.

         2.7 CONTRACTS.

                  (a) Schedule 2.7 hereto contains a complete and correct list of all contracts which are material to the operations or financial condition of JPSI ("Material Contracts").

                  (b) Schedule 2.7 contains a true and complete copy of the terms and conditions of JPSI's warranty or warranties and JPSI has not modified, either in writing or, to the best of JPSI's knowledge, orally, any of the terms or conditions of such warranty or warranties.

                  (c) Except as set forth on Schedule 2.7, such Material Contracts are in full force and effect and there does not exist thereunder any material default or event or condition which, after notice or lapse of time or both, would constitute a material default thereunder by JPSI or, to the best knowledge of JPSI and the Seller, by any other party thereto.

         2.8 BROKERS, FINDERS, ETC. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Seller or JPSI in such manner as to give rise to any claim against Buyers or JPSI for any brokerage or finder's commission, fee or similar compensation.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Each of the Buyers, jointly and severally, represents and warrants to Seller as follows:

         3.1 AUTHORIZATION OF AGREEMENT. Each of the Buyers has the requisite power and authority to enter into and deliver this Agreement and to carry out his or her obligations hereunder. The execution and delivery by the Buyers of this Agreement, and the documents to be executed in connection herewith, the performance by Buyers of their respective obligations hereunder and the consummation by Buyers of the transactions contemplated hereby have been duly authorized by all necessary action on their part. This Agreement has been duly and validly executed and delivered by Buyers and is the legal, valid and binding agreement and obligation of each of the Buyers, enforceable against such Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally, including, without limitation, laws regarding fraudulent or

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preferential transfers, or by the principles governing the availability of equitable remedies.

         3.2 COLLATERAL FOR SECURITY. Each of the Buyers represents and warrants that he or she owns the real property listed on Schedule 1.3 hereto and has the full power to execute and record a Deed of Trust against their respective ownership interests in said real property. Each of the Buyers represents and warrants that there is sufficient unencumbered equity in the subject real property to secure the Buyers' obligations under Section 1.3 hereof.

         3.3 CONDITION OF PURCHASED ASSETS. Each of the Buyers understands and acknowledges that nether Seller nor JPSI make any representations or warranties of any kind, whether express or implied (except as set forth in this Agreement), concerning the condition, merchantability or fitness for a particular use of JPSI's assets, and Buyers accept the JPSI assets "as is" and "where is." Each of the Buyers has assured himself or herself as to the condition of JPSI's assets.

         3.4 BROKERS, FINDERS, ETC. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Buyers or any of their affiliates in such manner as to give rise to any claim against Seller for any brokerage or finder's commission, fee or similar compensation.

                                   ARTICLE IV

                                   THE CLOSING

         4.1 TIME AND PLACE OF CLOSING. The closing of the sale and purchase contemplated by this Agreement (the "Closing") will take place at the offices of JPSI concurrently with the execution by the parties of this Agreement. The date upon and time at which the Closing actually occurs is herein referred to as the "Closing Date".

         4.2 DELIVERIES BY SELLER. At the Closing, Seller will deliver to Buyers, and the obligation of Buyers to consummate the Closing shall be subject to its receipt from Seller of, the following:

                  (i) Stock Assignments, in form and substance satisfactory to Buyers and Seller, conveying good and marketable title to the JPSI Stock to Buyers, free and clear of all Encumbrances, other than the pledge of the JPSI Stock to Seller under the Pledge Agreement;

                  (ii) Corporate documents, including articles of incorporation, bylaws and Board and shareholder minutes;

                  (iii) An Assumption Agreement, executed by Seller, covering the assumption by Seller of the items listed in Section 1.4 above; and

                  (iv) All other agreements, documents, instruments and writings required to be delivered by Seller at the Closing pursuant to this Agreement.

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         4.3 DELIVERIES BY BUYERS. At the Closing, Buyers will deliver to
Seller, and the obligation of Seller to consummate the Closing shall be subject to its receipt from Buyers of, the following:

                  (i) A certified or cashier's check in the amount of $250,000 (less the $50,000 deposit previously delivered to Seller);

                  (ii) A Secured Promissory Note, executed by Vanjani, in the principal amount of $150,000 and a Secured Promissory Note, executed by Kaul, in the principal amount of $100,000;

                  (iii) A Pledge Agreement, executed by the Buyers, securing the Buyers' obligations under the Note by the pledge of all of the shares of common stock of JPSI, and Stock Assignments executed by Buyers covering the JPSI Stock;

                  (iv) A Guaranty by JPSI in favor of Seller guaranteeing Buyers' obligations under the Notes;

                  (v) A Security Agreement executed by JPSI in favor of Seller, securing the Buyers' obligations under the Note by the grant of a security interest in all of the assets of JPSI, together with a UCC Financing Statement executed by JPSI;

                  (vi) A Guaranty by Vanjani and a Guaranty by Kaul of their obligations under Section 1.3 of this Agreement;

                  (vii) A Security Agreement executed by Vanjani in favor of Seller, securing the Vanjani's obligations under the Guaranty by the grant of a security interest in his interest in the securities held in a certain brokerage account with T.D. Waterhouse, together with a UCC Financing Statement executed by Vanjani;

                  (viii) A Control Agreement executed by Seller, Vanjani and T.D. Waterhouse;

                  (ix) A Deed of Trust executed by Kaul in favor of Seller covering the real property listed on Schedule 1.3 hereto; and

                  (x) All other agreements, documents, instruments and writings required to be delivered by Buyers at the Closing pursuant to this Agreement.

                                    ARTICLE V

         SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF SELLER AND BUYER

         All representations and warranties of Buyers, on the one hand, and Seller and JPSI, on

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the other, in this Agreement or in any document or other papers delivered pursuant to or in connection with this Agreement shall survive for one year after the Closing.

                                   ARTICLE VI

                             COVENANT NOT TO COMPETE

         6.1 Without the prior consent of Buyers, neither Seller nor any affiliate of Seller (referred to collectively in this Article VIII as "Sellers") shall, as a partner, employee, officer, director, manager, agent, associate, investor, or otherwise, directly or indirectly, engage in the manufacture and sale of precision optical inspection systems and precision motion control stages used in such systems in substantially the same manner as such business was being conducted on the Closing Date.

         6.2 The covenants and other provisions contained in this Article VI shall cover the activities of Buyers or Seller, as the case may be, in every part of the world (the "Territory").

         6.3 Buyers, on the one hand, and Seller, on the other hand, recognize that the territorial restrictions contained in this Article VI are properly required for the adequate protection of their respective businesses and that in the event any covenant or other provision contained in this Article VI shall be deemed to be illegal, unenforceable, or unreasonable by a court or other tribunal of competent jurisdiction with respect to any part of the Territory, such covenant or provision shall not be affected with respect to any other part of the Territory, and Buyers or Sellers, as the case may be, agree and submit to the reduction of said territorial restriction to such an area as said court shall deem reasonable.

         6.4 The covenants contained in this Article VI shall be effective as to Buyers and Seller for a period of three years commencing on the Closing Date.

         6.5 Buyers and Seller acknowledge that (i) the covenants and the restrictions contained in this Article VI are necessary, fundamental, and required for the protection of Buyer's and Seller's respective businesses; (ii) such covenants relate to matters which are a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any of such covenants or any other provision of this Article VI by one party will result in irreparable harm and damages to the other party which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed by Buyers and Seller that in addition to all other remedies available at law or in equity, each shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin the other from breaching any such covenant or provision or to specifically enforce the provisions hereof.

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                                   ARTICLE VII

                            POST CLOSING OBLIGATIONS

         7.1 FURTHER AGREEMENTS OF SELLER AND BUYER. Seller shall, upon the reasonable request of Buyers from time to time, execute and deliver to Buyers such further bills of sale, endorsements and other good and sufficient instruments of title, conveyance, transfer and assignment, as may be necessary or desirable in order to vest in Buyers all right, title and interest in and to any and all of the JPSI Stock to the extent contemplated by this Agreement. Seller and Buyers agree to cooperate in order to obtain all necessary consents to the transfer to Buyers of any rights constituting part of the JPSI Stock.

         7.2 ACCESS. For up to one year after the Closing Date, Buyers shall afford to Seller and its counsel, accountants and other representatives full and reasonable access during normal business hours (with the right to make copies) to the books, files and business, financial and accounting records of JPSI relating to the operation of JPSI's business prior to the Closing Date, as may be reasonably necessary (a) to comply with governing laws, regulations and accounting requirements applicable to Seller, or (b) for the prosecution or defense of any claim or controversy of any sort whatsoever. In addition, Seller intends to hire one of JPSI's current accounting employees and Buyers and JPSI agree to permit such person to work at JPSI's facility in the accounting department for a minimum of one month, and for such longer time as is necessary, to complete the Seller's quarterly accounting, to collect materials required for Seller's year-end audit and tax returns and to assist in payment of the payables assumed by Seller and collection of the receivables assigned to Seller under this Agreement. Such access shall be subject to reasonable confidentiality protections.

         7.3 JPSI WEBSITE. Promptly after the Closing Date, JPSI shall assume control of the JPSI website; provided, however, Seller shall have previously removed all references and links to the JMAR corporate website. In the event that the JPSI website has not been modified to remove all references to Seller and all links to Seller's website, Seller shall continue to have reasonable access to JPSI's website after the Closing Date to make such changes as are necessary to complete those actions.

         7.4 USE OF NAMES. Within 30 days after the Closing, Seller and Buyer will work together to cause JPSI to amend its articles of incorporation to change the name of JPSI to a name that does not contain the word "JMAR". To the extent that the name "Pacific Precision Laboratories, Inc.", "PPL" or similar derivations, are available under corporate or trademark laws, Seller agrees that the Buyer may make use of such names. Promptly following the Closing Date, JPSI shall commence the process to phase-out the use of its name, including sending out notices to its customers and suppliers of its name change and reprinting its purchase orders and invoices and related documents. As soon as practicable after the Closing, JPSI shall replace its marketing materials and other documentation as the older materials are depleted and new materials are re-ordered. As soon as practicable after the Closing, but no later than 9 months after the Closing, JPSI shall replace its building signage to reflect its new name.

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         7.5 ACCESS TO DATAWORKS; TRANSFER OF SYSTEM. For a period of six months after the Closing Date, JPSI shall continue to have network access to that portion of the DataWorks server that contains data relevant to JPSI's ongoing operations. Seller shall continue to maintain the DataWorks server and software, but JPSI shall be responsible for retaining such consultants as may be needed for training its employees in the operation of the DataWorks software system. Within six months after the Closing Date, the Seller intends to transition to a new financial and accounting software system and once it has done so, it will transfer the DataWorks software and server to JPSI at no cost other than the cost to JPSI of the installation of the server and reconfiguration of the software at JPSI. In the event that the transition by Seller to a new software system is underway, but is not yet complete at the end of such six month period, Seller shall have such additional time as is necessary to complete such transition so long as JPSI shall continue to have access to the DataWorks software and server. Buyers and JPSI acknowledge that the DataWorks software system is several years old and that there may no future software updates or other revisions to the software issued by the DataWorks software developer.

         7.6 START-UP AND TRANSITION EXPENSES. Buyers acknowledge and agree that there will be expenses associated with the transfer of the ownership of JPSI from Seller to Buyers. These costs may include: the costs of opening new bank accounts; printing new letterhead, business cards and marketing materials; notifying customers of the change in ownership; changing signage; signing up with new internet service providers; reconfiguring the local area computer network; and other costs not specifically assumed by Seller under this Agreement (all such costs referred to hereinafter as "Transition Costs"). Buyers agree that all Transition Costs are JPSI's and Buyers' responsibility after the Closing.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 Seller hereby agrees to indemnify and hold Buyers harmless against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) relating to or arising directly or indirectly out of: (i) any breach of any representation, warranty, covenant, agreement or obligation of Seller contained in this Agreement or any other agreement or instrument delivered to Buyer in connection with this Agreement, and (ii) any Excluded Liabilities. No indemnification shall be required by Seller unless and to the extent that the aggregate of all indemnification claims exceeds $10,000.

         8.2 Buyers and JPSI hereby agree, jointly and severally, to indemnify and hold Seller harmless against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) relating to or arising directly or indirectly out of: (i) any breach of any representation, warranty, covenant, agreement or obligation of Buyers or JPSI contained in this Agreement or any other agreement or instrument delivered to Seller in connection with this Agreement, (ii) any liabilities of JPSI not assumed by Seller under this

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Agreement, and (iii) any actions or omissions by Buyers or JPSI related to the operation of the business of JPSI after the Closing Date. No indemnification shall be required by Buyers or JPSI in excess of the total purchase price hereunder and no indemnification shall be required unless and to the extent that the aggregate of all indemnification claims exceeds $10,000.

         8.3 Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification hereunder (the "Indemnified Party") shall promptly notify the party or parties from whom indemnification is sought (collectively, the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

         8.4 Upon receipt of any such notice resulting from a claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party shall be entitled to participate in the defense of such claim, and may assume the defense of such claim if and only if: (i) the Indemnifying Party confirms in writing its obligations to indemnify the Indemnified Party with respect to such claim and (ii) the Indemnified Party in its reasonable discretion does not notify the Indemnifying Party that it has determined a conflict of interest makes separate representation by the Indemnified Party's own counsel advisable. The parties acknowledge and agree that the Indemnified Party shall be entitled to retain its own counsel to participate in the defense of any claim at its own cost and expense.

         8.5 Any dispute between Buyers and Seller involving the interpretation or application of this Article VIII shall be resolved by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, in Los Angeles County, California, before a single arbitrator. The arbitrator shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrator, upon request of a party. The arbitrator shall have no power or authority to add to or detract from the agreements of the parties, and the arbitrator shall determine who shall be responsible for the cost of the arbitration. The arbitrator shall have the authority to grant any temporary, preliminary or injunctive relief in a form substantially similar to that which would otherwise be granted by a court of law. The arbitrator shall have no authority to award punitive or consequential damages. The resulting arbitration award may be enforced, or injunctive relief may be sought, in any court of competent jurisdiction. The parties expressly stipulate that the Superior Court of the County of Los Angeles, California, or the United States District Court for the Central District of California are courts of competent jurisdiction for this purpose.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

         9.1 WAIVER AND AMENDMENT. Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof, but only in a writing signed by

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such party, and this Agreement may be amended or supplemented at any time, but only by written agreement of Seller and Buyers. Any such waiver with respect to a failure to observe any such provision shall not operate as a waiver of any subsequent failure to observe such provision unless otherwise expressly provided in such waiver.

         9.2 EXPENSES AND TRANSFER TAXES.

                  (a) Seller and Buyers shall each pay their respective expenses separately incurred in connection with this Agreement and the transactions contemplated hereby and thereby.

                  (b) Buyers shall pay all sales, use and transfer taxes arising in connection with this transaction.

         9.3 ENTIRE AGREEMENT. This Agreement and the additional written agreements called for herein together contain the entire agreement between Seller and Buyers with respect to the purchase and sale of the JPSI Stock and the related transactions and supersede all prior arrangements or understandings with respect thereto, including without limitation that certain letter of intent, dated July 7, 2003, between Seller and Chandu Vanjani, and there have been no oral representations or warranties and neither party has relied on any representation not contained herein.

         9.4 DESCRIPTIVE HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

         9.5 NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally or sent by registered mail, or by Federal Express or a comparable delivery service, postage prepaid, to:

                  SELLER:

                  JMAR Technologies, Inc.
                  5800 Armada Drive
                  Carlsbad, California 92008
                  Attention: General Counsel

                  BUYERS:

                  Chandu Vanjani
                  11566 Vimy Road
                  Granada Hills, California 91344

or to such other address as any party hereto may, from time to time, designate in a written notice given in a like manner. Notice given by registered mail as set out above shall be deemed delivered three days after the date the same is postmarked and notice given by Federal Express or

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

comparable delivery service shall be deemed delivered on the date delivery is confirmed by such service.

         9.6 ASSIGNMENT. This Agreement and each other agreement entered into pursuant hereto and all of the provisions hereof and thereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder and thereunder, shall be assigned by either party hereto or thereto without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         9.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

         9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without regard to the conflicts of laws principles thereof) and, subject to the provisions of Section
8.5 above, each of the parties hereto hereby submits to the jurisdiction of the state courts of the State of California and the federal courts of the United States of America that are located in the State of California.

         9.9 SEVERABILITY. If any provision of this Agreement is declared unenforceable by a court of competent jurisdiction, such provision shall be enforced to the greatest extent permitted by law, and such declaration shall not affect the validity of any other provision of this Agreement.

         9.10 INTERPRETATION. The parties acknowledge that this Agreement has been negotiated by both parties and that neither this Agreement nor any of its provisions should be interpreted for or against any party on the basis said party or its attorney drafted the Agreement or the provision in question.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                                   BUYERS:

                                   /s/ Chandu Vanjani
                                   _____________________________________________
                                   Chandu Vanjani

                                   /s/ Veena Kaul
                                   _____________________________________________
                                   Veena Kaul

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

                                   SELLER:

                                   JMAR TECHNOLOGIES, INC.

                                   By  /s/ Joseph G. Martinez
                                      __________________________________________
                                       Joseph G. Martinez, Senior Vice President
                                           & General Counsel

                                   JPSI:

                                   JMAR PRECISION SYSTEMS, INC.

                                   By  /s/ Joseph G. Martinez
                                      __________________________________________
                                      Joseph G. Martinez, Acting President

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